EXHIBIT 12.3

     PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
             RATIO OF EARNINGS TO FIXED CHARGES
         FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                             $110,906

Adjustments:
  Income taxes                                                 29,133
  Provision for deferred income taxes                             238
  Deferred investment tax credits                              (2,786)
  Utility plant development costs, net of tax                 (35,552)
  Other income and deductions                                    (720)
  Allowance for borrowed and equity funds
    used during construction                                    2,549

        Earnings                                             $103,768


Fixed Charges:
  Interest on long-term debt                                 $ 29,913
  Amortization of debt issuance cost                            1,584
  Other interest                                                4,556

        Fixed Charges                                        $ 36,053


Ratio of Earnings to Fixed Charges                               2.88